UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 6, 2015

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01  Entry into a Material Definitive Agreement

On July 6, 2015, Premier Financial Bancorp, Inc. ("Premier") entered into a material definitive merger agreement (the "Merger Agreement") with First National Bankshares Corporation ("First National") headquartered in Ronceverte, West Virginia whereby Premier will acquire First National in exchange for a combination of cash and Premier common stock currently valued at approximately $26.5 million.

Under terms of the Merger Agreement, First National shareholders will be entitled to a combination of Premier common stock and cash currently valued at approximately $31.82 per First National share, or an aggregate value of $26.5 million, with Premier issuing approximately 1.4 million shares in the acquisition.  The transaction, which is subject to satisfaction of various contractual conditions and requires approval by bank regulatory agencies and the shareholders of First National, is anticipated to close in the fourth quarter of 2015 with a systems conversion anticipated to be completed in the first quarter of 2016.

The Merger Agreement provides that each share of First National common stock outstanding shall be converted into the right to receive:

(a)           1.725 shares of Premier common stock; except that if

(b)           the weighted average of the daily closing trade prices of Premier common stock during the 20 consecutive trading days ending on the trading day before the effective time of the merger is greater than $15.50, then the exchange ratio shall be reduced by formula, but not to less than 1.650; and

(c)           If Premier's trading price calculated above is less than $15.50, then Premier shall pay up to an additional $1.20 in cash for each share of First National common stock, together with cash paid below, not to exceed the sum of $1.20 per share of First National common stock.

The Merger Agreement further provides that First National shall seek regulatory approval to pay a special dividend immediately prior to the effective time of the merger, not to exceed $5.08 per share of First National common stock, and that if First National’s special dividend approved and paid is less than $5.08 per share, then Premier shall pay further additional cash consideration of up to $1.00 for each share of First National common stock if, and only if, the estimated pre-closing shareholders’ equity of First National equals or exceeds $21,836,000, and in no event shall the total of the cash consideration paid by Premier pursuant to (c) above and this provision exceed $1.20 per First National share, or $1,000,000 in the aggregate.

In the event that the sum of the special dividend and the merger consideration would be less than $27.50 per share of First National common stock, then the Merger Agreement may be terminated by First National on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the merger consideration so that the sum of the special dividend and the merger consideration is equal to $27.50 per share, whereupon no termination shall have occurred.

In the event that the sum of the special dividend and the merger consideration would be greater than $36.14 per share of First National common stock, then the Merger Agreement may be terminated by Premier on written notice to First National; provided that First National may, at its sole option and discretion, decrease the merger consideration so that the sum of the special dividend and the merger consideration is equal to $36.14 per share, whereupon no termination shall have occurred.

The Merger Agreement provides that immediately following the effective time of the merger, First National’s wholly owned subsidiary, First National Bank, will merge with and into Premier’s wholly owned subsidiary Premier Bank, Inc.

The foregoing summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement attached hereto as Exhibit 2.1.

Item 7.01.  Regulation FD Disclosure

On July 7, 2015, Premier issued a press release announcing agreement to purchase First National Bankshares Corporation.  The text of that press release is included as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibit 2.1 – Agreement of Merger between Premier Financial Bancorp, Inc. and First National Bankshares Corporation dated July 6, 2015.

(c) Exhibit 99.1 – Text of press release dated July 7, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: July 7, 2015                                                     Brien M. Chase, Senior Vice President
  and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement of Merger between Premier Financial Bancorp, Inc. and First National Bankshares Corporation dated July 6, 2015.
99.1	Press Release dated July 7, 2015 captioned “Premier Financial Bancorp, Inc. Announces Agreement to Purchase First National Bankshares Corporation”